Exhibit 24.2

Gold Kist Inc.

Power of Attorney

May 28, 2004

We, the undersigned directors and officers of Gold Kist Inc. do hereby constitute and appoint Stephen O. West and J. David Dyson, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments, including post effective amendments, to the Registration Statement with respect to the issuance of 10¼% Notes due 2014 by Gold Kist Inc. including any registration statement filed pursuant to Rule 462(b) under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title

/s/ John Bekkers John Bekkers	President and Chief Executive Officer (Principal Executive Officer)

/s/ Stephen O. West Stephen O. West	Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ W. F. Pohl, Jr. W. F. Pohl, Jr.	Controller (Principal Accounting Officer)

/s/ Christopher D. Fannon Christopher D. Fannon	Director

/s/ Billy G. Meeks Billy G. Meeks	Director

/s/ Phil Ogletree, Jr. Phil Ogletree, Jr.	Director

/s/ Jeffrey A. Henderson Jeffrey A. Henderson	Director

/s/ Fred W. Gretsch Fred W. Gretsch	Director

/s/ Walter C. Dockery Walter C. Dockery	Director

/s/ Charles Morris Charles Morris	Director

/s/ Douglas A. Reeves Douglas A. Reeves	Director

/s/ W. A. Smith W. A. Smith	Director

/s/ Dan Smalley Dan Smalley	Director

/s/ Dorman Grace Dorman Grace	Director